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Exhibit 99.2

(AMEX:GTA)

AT THE COMPANY
W. Bradley Blair, II
President and Chief Executive Officer
Scott D. Peters
Chief Financial Officer
(843)723-4653

FOR IMMEDIATE RELEASE
January 2, 2003

GOLF TRUST OF AMERICA'S LENDERS
EXTEND MATURITY OF CREDIT AGREEMENT

CHARLESTON, SC, January 2, 2003—Golf Trust of America, Inc. (AMEX:GTA) announced today that it entered into a Second Amendment to its Second Amended and Restated Credit Agreement with its senior bank lenders. The amendment extends the repayment date for all loans outstanding under the Credit Agreement from December 31, 2002 until June 30, 2003. The current principal balance outstanding under the Credit Agreement is $69.0 million.

        Golf Trust of America, Inc. is a real estate investment trust involved in the ownership of high-quality golf courses in the United States. The Company currently owns an interest in 16 (eighteen-hole equivalent) golf courses.

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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors including general economic conditions, competition for golf course acquisitions, the availability of equity and debt financing, interest rates and other risk factors as outlined in the Company's SEC reports.

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GOLF TRUST OF AMERICA'S LENDERS EXTEND MATURITY OF CREDIT AGREEMENT